Exhibit 99.1

Antero Resources Revises 2011 Capital Budget and Outlook

Denver, Colorado, May 31, 2011—Antero Resources today announced a revised 2011 capital budget and outlook and updated its hedge position.

2011 Capital Budget

Antero’s board of directors has approved a $126 million increase in the Company’s capital budget for 2011. Antero’s revised capital budget for 2011 is $685 million and includes $519 million for drilling and completion, $86 million for the construction of gathering pipelines and facilities and $80 million for leasehold acquisitions. The budget was revised to fund increased drilling in core areas in the Marcellus and Piceance, the expansion of gathering infrastructure in the Marcellus and the acquisition of additional leasehold opportunities in Antero’s core area in the Marcellus.  The $126 million increase was allocated 53% to drilling, 35% to gathering pipeline expansion and 12% to leasehold. Approximately 71% of the budget is allocated to the Marcellus Shale, 17% is allocated to the Piceance Basin and 12% is allocated to the Woodford Shale and Fayetteville Shale. Antero is currently operating five drilling rigs in the Marcellus Shale, one drilling rig in the Woodford Shale and one drilling rig in the Piceance Basin. The Company plans to add an additional drilling rig in the Marcellus Shale in late summer 2011. The capital budget is expected to be funded internally from operating cash flow, through the use of the undrawn capacity under Antero’s bank credit facility and through non-core asset sales. Antero has closed on approximately $15 million in non-core upstream and midstream asset divestitures in the second quarter of 2011. At March 31, 2011 pro forma for the bank commitment increase previously disclosed, Antero had $561 million of available borrowing capacity under its bank credit facility.

Development Cost and Outlook

Antero’s operated net development cost across all basins averaged an estimated $1.11 per Mcf over the past 18 months and less than $1.10 per Mcf in 2011 to date. Operated average net development cost is calculated based on actual cost per completed well, net of working interest, divided by estimated reserves developed per completed well, adjusted by net revenue interest, aggregated for the period. Exploration wells are excluded from the calculation, of which there were 5 drilled in the Piceance in 2011.

Antero has revised its key assumptions and outlook for 2011 as follows:

2011 Outlook	Previous	Revised	Difference
NYMEX Gas Price ($/MMBtu)	$4.50	$4.50	—
WTI Oil Price ($/Bbl)	$95.00	$100.00	+$5.00
Net Production (MMcfed)	200 – 215 MMcfe/d	210 – 225 MMcfe/d	+10 MMcfe/d
Net % Liquids Production by Volume	6%	8%	+2%
EBITDAX ($MMs)	$290 – $320 million	$300 – $330 million	+$10 million
Cash Production Costs ($/Mcfe)	$1.55 – $1.70/Mcfe	$1.55 – $1.70/Mcfe	—
G&A ($/Mcfe)	$0.40/Mcfe	$0.40 /Mcfe	—

Paul M. Rady, Chairman and CEO of Antero, commented that “most of the budgeted drilling increase takes place in the fourth quarter of 2011, which along with the increased infrastructure and leasehold acquisition expenditures sets the stage for a further ramp up in development drilling and production in 2012. Antero has a large drilling inventory of low risk, low development cost locations, which combined with our long-dated hedge position and increasing liquids production in all three of our operated basins, positions the Company for outstanding growth in production and cash flow through 2012 and beyond.”

Commodity Hedges

From the beginning of the second quarter of 2011 through the end of 2015, Antero has now hedged 461 Bcfe using simple fixed price swaps at an average NYMEX-equivalent price of $5.94 per MMBtu. Over 80% of estimated production for the last nine months of 2011 is hedged at a NYMEX-equivalent price of $5.87 per MMBtu and almost 60% of 2012 estimated production is hedged at a NYMEX-equivalent price of $5.93 per MMBtu. Virtually all of Antero’s financial hedges are tied to the local basin. For presentation purposes, these basin prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has nine different counterparties to its hedge contracts, all but one of which are lenders in the Company’s bank credit facility.

	Natural gas	NYMEX -
	equivalent	equivalent
Calendar Year	MMBtu/day	index price
2011	201,097	$5.87
2012	243,385	$5.93
2013	247,444	$6.00
2014	290,000	$6.00
2015	330,000	$5.88

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado. Our website is www.anteroresources.com. This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.